News Release

FOR IMMEDIATE RELEASE

TEREX COMPLETES NOTE REDEMPTION

WESTPORT, CT, October 1, 2012 -- Terex Corporation (NYSE: TEX) today announced that it has completed the previously announced redemption of the approximately $300 million principal amount outstanding of its 10-7/8% Senior Notes due 2016, effective September 28, 2012. The total cash paid was $347.3 million, and included a make whole call premium as set forth in the indenture of 12.27% plus accrued and unpaid interest of $35.34 per $1,000 principal amount at the redemption date. These notes were originally issued in May 2009.

As previously disclosed, during the third quarter of 2012, the Company also purchased 25% of the principal amount outstanding of its 4% Convertible Notes. Phil Widman, Senior Vice President and Chief Financial Officer indicated, “These actions reflect our continuing focus on cash generation to improve our capital structure and financial performance.”

HSBC Bank USA, National Association, trustee for the Notes, acted as the paying agent for the Company in connection with this redemption.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

About Terex
Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976